Contact:
Dee Ann Johnson
Vice President Controller &Treasurer
412-456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
April 28, 2010

Ampco-Pittsburgh Corporation (NYSE: AP) Announces First Quarter Results

Sales and net income for the three months ended March 31, 2010 approximated $82,326,000 and $8,211,000 or $0.80 per common share, respectively, against sales and net income of $85,755,000 and $7,319,000 or $0.72 per common share for the same period in 2009.  Income from operations of $11,664,000 for the three months of 2010 compares to $13,541,000 for the three months of 2009.

The reduction in sales is principally attributable to lower business levels for the Air and Liquid Processing segment which has been adversely affected by the lack of industrial activity in its markets. Sales for the Forged and Cast Rolls segment improved on a higher volume of shipments, in particular by the U.K. cast roll operation. The expected impact to net income from the net decline in sales and operating income was offset by foreign exchange gains during the quarter versus foreign exchange losses in the first quarter of the prior year.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended March 31,
	2010	2009

Sales	$82,326,000	$85,755,000

Income from operations	11,664,000	13,541,000
Other income (expense) – net	657,000	(1,764,000)

Income before income taxes	12,321,000	11,777,000
Income tax expense	(4,066,000)	(4,458,000)
Equity loss in Chinese joint venture	(44,000)	-

Net income	$8,211,000	$7,319,000

Earnings per common share:
Basic	$0.80	$0.72
Diluted	$0.80	$0.72

Weighted-average number of common
shares outstanding:
Basic	10,246,211	10,177,497
Diluted	10,257,368	10,178,276